UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 24, 2016

JRjr33, Inc.
(Exact name of registrant as specified in its charter)

Florida	001-36755	98-0534701
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation or organization)		Identification No.)

2950 North Harwood Street, 22nd Floor, Dallas, Texas 75201
(Address of principal executive offices and zip code)

(469) 913-4120
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 24, 2016, JRjr33, Inc. doing business as JRJR Networks (the “Company”) entered into an employment agreement with Christopher L. Brooks (the “Employment Agreement”), to serve as the Company’s Chief Financial Officer.   The Employment Agreement provides that Mr. Brooks will be entitled to an annual base salary of $180,000. In addition, Mr. Brooks will be eligible to receive an annual performance bonus of up to twenty five percent (25%) of his base salary, at the discretion of the Board of Directors (the “Board”). The annual bonus will be based upon the Board’s assessment of Mr. Brooks’ performance. In the event his employment is terminated for any reason other than Cause, which is defined in the Employment Agreement as any violation of the Company’s policies, gross negligence, willful neglect and fraud, Mr. Brooks is entitled to receive a severance pay equal to two weeks salary plus one additional week’s salary for each full year of service. The Employment Agreement also provides for the issuance of options exercisable for 50,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”).

The information contained in this Item 1.01 regarding the Employment Agreement is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

On March 25, 2016, the Board granted under the Company’s 2015 Stock Incentive Plan (the “Plan”) an aggregate of 8,000 shares to a consultant and options to purchase an aggregate of 1,510,000 shares of Common Stock to certain executive officers and employees of the Company, of which 1,320,000 are subject to shareholder approval of an increase in the number of awards available for issuance under the Plan and will be forfeited and null and void if such increase is not approved at the Company’s 2016 Annual Meeting of Shareholders. The stock options granted have an exercise price of $1.12 per share and 190,000 vest on the one year anniversary of the date of grant and the remainder vest 25% on each of the two, three, four and five year anniversary of the date of grant.

The aforementioned shares of Common Stock and options were issued in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) thereof and any issuances of shares of Common Stock upon exercise of such options will be made in reliance on the exemption from registration provided by Section 3(a)(9) and/or Section 4(a)(2) of the Securities Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

John Rochon Jr., who has served as the Company’s Chief Financial Officer during the past year, is now devoting significant time to his role as leader of the Company’s independent sales networks around the world. Therefore, in order to continue concentrating on providing leadership for the sales networks, Mr. Rochon Jr. is relinquishing the CFO position. On March 24, 2016, the Board appointed Christopher L. Brooks, age 49, to serve as CFO upon the resignation of John Rochon, Jr. from that particular position, effective March 24, 2016.

From January 2014 until September 2015, Mr. Brooks served as the Vice President and Corporate Controller of Transplace, a logistics provider. From March 2013 until January 2014, he served as the Corporate Controller of Heartland Automotive Services, Inc., an operator of 600 franchised Jiffy Lube locations. From 2011 until 2013, he served as a consultant to various companies and from September 2008 until September 2010, he served as the Chief Financial Officer of ASSA Abloy Hospitality. Mr. Brooks is a certified public accountant and has an MBA focused on Information Systems & Finance from the University of Houston and a BBA in accounting from the University of Texas at Austin.

 The information contained in Item 1.01 is incorporated herein by reference.

There are no family relationships between Mr. Brooks and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer of the Company.  Additionally, other than as set forth herein, there have been no transactions involving Mr. Brooks that would require disclosure under Item 404(a) of Regulation S-K.

On March 28, 2016, Ryan C. Mack resigned as the Company’s Deputy CFO, to be effective April 1, 2016, in order to return to the University of Notre Dame’s Investment Office, where he was previously employed.
On March 25, 2016, certain executive officers of the Company were granted options to purchase shares of Common Stock as follows: John Rochon, Jr., the Company’s Vice Chairman, was granted options to purchase 280,000 shares of Common Stock; Russell Mack, the Company’s Executive Vice President, was granted options to purchase 160,000 shares of Common Stock; and Matt Howe, the Company’s Chief Investment Officer, was granted options to purchase 40,000 shares of Common Stock. The stock options granted to the executive officers expire after ten years and have an exercise price of $1.12 per share and vest as to 25% of the grant on the two, three, four and five year anniversary of the date of grant. The options will be forfeited and null and void if an increase in the number of shares available for grant under the Plan is not approved at the Company’s 2016 Annual Meeting of Shareholders.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit
Number        Description

10.1     Employment Agreement with Christopher Brooks
99.1     Press Release dated March 29, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JRjr33. Inc.

Date: March 29, 2016	By:	/s/ John P. Rochon
John P. Rochon
Chief Executive Officer and President